Exhibit 10.5

May 6, 2026

Dana Perez

Via e-mail:

Dear Dana:

On behalf of SharpLink, Inc. (the “Company”), I am pleased to inform you that the Board of Directors has appointed you as Chief Accounting Officer on the following terms:

Duties:

As Chief Accounting Officer, you will have such duties and responsibilities consistent with this position as the Company may assign to you from time-to-time, including the duties of “Principal Accounting Officer” under applicable SEC rules. You agree to be employed by the Company on a full-time basis and devote your full working time and best efforts to the business and affairs of the Company. You will report directly to the Chief Financial Officer of the Company.

Location:	You will perform your duties on a remote-first basis, with your primary work location being your residence in Florida, subject to reasonable and customary business travel obligations.
Annual Base Salary:

Your Annual Base Salary will be $350,000, retroactive to March 1, 2026, which will be payable in accordance with the Company’s payroll practices in effect from time-to-time (with the retroactive increase paid in a single lump sum on the next payroll date that occurs after the date of this letter) and subject to applicable withholdings.

Short-Term Incentive:

For each fiscal year during your employment with the Company, you will be eligible to participate in the Company’s short-term incentive program (the “STIP”), with a “target” short-term incentive opportunity of 30% your Annual Base Salary as of the last day of the fiscal year and a “maximum” short-term incentive opportunity of 80% of your Annual Base Salary. Your payment under the STIP for any fiscal year during the employment period will be based on the extent to which the performance objectives established by the Company have been achieved for that year, as determined by the Compensation Committee. The short-term incentive for any fiscal year, if earned, will be paid to you by the Company in accordance with the terms, and subject to the conditions, of the STIP (and less applicable withholdings), but no later than March 15 of the immediately following year. Notwithstanding the foregoing, you must be employed, in good standing, and not have otherwise given notification of your intent to resign from employment, as of the date of payment to be eligible to receive payment of a short-term incentive for a given fiscal year and, in any event, any short-term incentive with respect to a fiscal year will be payable at the sole discretion of the Compensation Committee.

Long-Term Incentive:

Your long-term incentive opportunity for 2026 will be no less than $150,000 and will be subject to the terms and conditions established by the Compensation Committee. The long-term incentive opportunity will be granted on the terms, and subject to the conditions, of the Company’s 2023 Equity Incentive Plan, as amended (the “EIP”) and the standard award agreement approved for use under that plan; provided that the Company shall use a “net share” method to cover any applicable income and employment tax withholding obligations. You will be eligible (but not entitled) to receive future long-term incentive awards in the sole discretion of the Compensation Committee.

Benefits:

You will be eligible to participate in all the employee benefit plans or programs the Company generally makes available to other senior executives, pursuant to the terms and conditions of such plans or programs. You also will be entitled to (i) vacation and/or paid time off each year in accordance with Company policy and all holidays observed by the Company each year; and (ii) prompt reimbursement for all reasonable business expenses incurred by you in performing the services hereunder, in accordance with the policies and procedures then in effect and established by the Company. The Company reserves the right to change its compensation, benefit and reimbursement plans and programs from time-to-time in its discretion.

Severance:

If the Company terminates your employment for any reason other than for “cause” (as defined in the EIP), and provided that you sign and do not revoke a general release of claims in favor of the Company in a form to be provided by the Company within 30 days after your termination, then you will be entitled to severance equivalent to 9 months of base salary, which shall be payable in regular installments (less applicable tax withholdings) in accordance with the Company’s normal payroll practices, over the 9 month period commencing on the separation date (the “Severance Period”) per the following terms: (i) the installments shall commence to be paid on the first payroll date that occurs after the release is received by the Company and becomes effective and irrevocable in accordance with its terms, (ii) the first installment shall include as a lump sum all payments (without interest) that accrued from the separation date until such first payroll date, and (iii) the remaining installments shall be paid as otherwise scheduled for the Severance Period. To the extent required to comply with applicable tax laws, if the 30-day period during which you are entitled to review and sign the release spans two calendar years, the installments of severance shall commence to be paid on the later of (x) the first payroll date that occurs after the date the release is received by the Company and becomes effective and irrevocable in accordance with its terms, or (y) the first payroll date of the second calendar year.

Change in Control:	Upon a Change in Control (as such term is defined in the EIP), (i) all outstanding and unvested time-based equity awards of the Company granted to you will become immediately vested and exercisable (without pro-ration), and (ii) all outstanding and unvested performance-based equity awards of the Company granted to you will vest (without pro-ration) based on the actual level of achievement of all relevant performance goals against target measured through the date immediately prior to the Change in Control (or as close to such date as administratively practicable), as determined by the Board of Directors or a committee thereof in its discretion.

As a condition of your employment and continued employment at the Company, you are and will be required to comply with the Company’s policies and rules, including, but not limited to the policies and rules regarding trade secrets, intellectual property, confidential information, the non-solicitation of employees, non-competition restrictions and the Company’s code of business conduct and insider trading policy. In this regard, you hereby reaffirm your obligations under the Confidentiality and Proprietary Rights Agreement that you previously signed.

The Company is excited about you joining us and looks forward to a beneficial and productive relationship. Nevertheless, please note that this offer letter is not a contract of employment for any specific or minimum term and that the employment the Company offers you is terminable at will. This means that our employment relationship is voluntary and based on mutual consent. You may resign your employment, and the Company likewise may terminate your employment, at any time, for any reason, with or without cause or notice. Upon any termination of your employment (whether voluntarily or involuntarily), the Company will only be obligated to pay to you any accrued but unpaid Annual Base Salary, any accrued but unpaid business expenses, and any other benefits accrued and vested under the Company’s qualified retirement and health and welfare plans, payable or provided pursuant to the terms of the applicable plan, and the Company will have no further liability to pay to you any other amounts or severance benefits, except as specifically provided above under the heading “Severance”. Any prior oral or written representations to the contrary are void.

This offer letter will be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Florida, without regard to conflicts of law principles. No provision of this offer letter may be modified, altered or amended, except by a written agreement signed by both you and the Company. This offer letter, along with the documents referenced herein, contains all of the understandings and representations between the Company and you relating your employment with the Company and supersedes all prior and contemporaneous negotiations, discussions, correspondence, communications, understandings, term sheets and agreements, both written and verbal, that relate to the subject matter of this offer letter in any way.

(Signatures are on the following page)

Once again, on behalf of the Board of Directors, I am pleased to extend this offer for the position of Chief Accounting Officer. Should you have any questions regarding your employment with the Company, please do not hesitate to contact me.

Best,

SHARPLINK, INC.

By:	/s/Robert M. Delucia
Robert M. DeLucia
CFO

ACCEPTED TO AND AGREED BY:

/s/ Dana Perez	5/6/2026
Dana Perez	Date

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